Exhibit 99.(d)(24)

THIRD AMENDMENT TO THE EXPENSE REIMBURSEMENT AGREEMENT
FOR TIAA-CREF INSTITUTIONAL GROWTH EQUITY FUND

          AMENDMENT, dated February 1, 2008, to the Expense Reimbursement Agreement dated February 1, 2006 (the “Agreement”), as subsequently amended, by and between TIAA-CREF Institutional Mutual Funds (the “Trust”), on behalf of the Growth Equity Fund (the “Fund”), and Teachers Advisors, Inc. (“Advisors”).

          WHEREAS, the Trust and Advisors wish to extend the term of the Agreement so that the current reimbursement level for the Fund is in place through January 2009;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

1.	Section 1 of the Agreement shall be replaced in its entirety with the following:

Term of Agreement. This Agreement shall commence as of February 1, 2006 and shall continue until the close of business on January 31, 2009, unless earlier terminated by written agreement of the parties hereto.

2.	Section 2 of the Agreement shall be replaced in its entirety with the following:

Reimbursement of Other Expenses of Growth Equity Fund. Advisors hereby agrees to reimburse Growth Equity Fund for the Other Expenses that exceed, on an annual basis, the percentages of average daily net assets set forth on Exhibit A. For purposes of assessing any reimbursement under the Agreement, any fees categorized as “Acquired Fund Fees and Expenses,” as defined by the Securities and Exchange Commission in Form N-1A, shall not be included in the Fund’s other expense amounts.

3.	Exhibit A of the Agreement should be replaced in its entirety by the following:

	Institutional	Retirement	Retail
Growth Equity Fund	0.15%	N/A	N/A

          IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

By:
Title:

TEACHERS ADVISORS, INC.

By:
Title: